Exhibit 99.1

CTC MEDIA ANNOUNCES APPOINTMENT OF
YULIANA SLASHCHEVA AS CHIEF EXECUTIVE OFFICER

Moscow, Russia — July 30, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced the appointment of Yuliana Slashcheva as the Company’s new Chief Executive Officer, effective August 1. Ms. Slashcheva will succeed Boris Podolsky, who has decided to leave the Company in order to pursue other interests.

Angelo Codignoni, Co-Chairman of CTC Media, commented: “We are delighted to welcome Yuliana to CTC Media. Yuliana has the leadership experience, management skills and strategic vision to lead the Company to even greater success in the future.” Lorenzo Grabau, Co-Chairman of CTC Media, said: “We look forward to working with Yuliana on the next stage of the Company’s development, as we build on the success of our existing channels and services.” Angelo Codignoni and Lorenzo Grabau further commented: “We would like to thank Boris for his considerable contribution and commitment to the Company over the past six years, first as Chief Financial Officer and then Chief Executive Officer, and wish him the very best for the future.”

Yuliana Slashcheva commented: “I am honored to have been selected to lead such a successful and well-positioned company with a long history and strong team. The CTC Media brand is one of the most powerful in the market, and this is an exciting time for the development of the global media and entertainment business. I am looking forward to leading and working with the dedicated and talented CTC Media team to build on the Company’s success, by accelerating the development of the existing operations and identifying and exploiting new areas of growth.”

Boris Podolsky commented: “I have very much enjoyed my six years at CTC Media and the work we have done to transform the Company and its services during a period of great change. I would like to thank the Company and all of its employees for an amazing experience and wish CTC Media every continued success as it embarks on the next stage of its journey.”

Note to editors:

Yuliana Slashcheva, 38, was most recently the President and CEO of Mikhailov & Partners, which is Russia’s largest domestic strategic communications company. Ms. Slashcheva first joined Mikhailov & Partners in 1994 and was responsible for the planning and implementation of a wide range of large-scale international projects. Ms. Slashcheva was a Partner at BBDO Marketing between 2004 and 2005, prior to which she was a Board member and Corporate Communications Director of Russian energy investment company ESN Group, and Deputy General Director of Russian regional energy distribution company Kolenergo, between 2001 and 2004. Ms Slashcheva was ranked as one of the top 20 most influential businesswomen in Russia by Kompania magazine in 2013, was the top ranked manager of a communications company by Kariera magazine in 2012, and won the 7th Annual National Media Manager of Russia Award in 2007. Ms. Slashcheva graduated with a degree in Marketing, Economics and Management from the Moscow Academy of Humanities and Social Sciences.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary and a number of digital media assets in Russia. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

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For further information, please contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Maria Starovoyt

Head of Public Relations, Press Secretary

+7 (495) 785 6347, ext. 1223

pr@ctcmedia.ru